Class F Expense Limitation Agreement

August [ ], 2017

Griffin Institutional Access Credit Fund
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245

Dear Board Members:

You have engaged us to act as the investment adviser to the Griffin Institutional Access Credit Fund (the “Trust” or the “Fund”), pursuant to a Management Agreement dated as of January 19, 2017 (“Management Agreement”).

Commencing on the first date of operations for the Class F shares, we agree to waive management fees attributable to Class F shares and reimburse the Fund for all expenses the Fund incurs attributable to Class F shares to the extent necessary to maintain the Fund's total annual operating expenses after fee waivers and/or reimbursement (including taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, such as litigation or reorganization costs, but inclusive of organizational costs and offering costs) to the extent that they exceed 1.85% per annum of the Fund’s average daily net assets attributable to Class F shares.

Additionally, the Expense Limitation Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and by Griffin Capital Credit Advisor, LLC. Furthermore, the Expense Limitation Agreement may not be terminated by Griffin Capital Credit Advisor, LLC, but may be terminated by the Fund’s Board of Trustees, on written notice to Griffin Capital Credit Advisor, LLC. The Expense Limitation Agreement will automatically terminate if the Management Agreement for the Fund is terminated with such termination effective upon the effective date of the Management Agreement’s termination for the Fund (except that Griffin Capital Advisor, LLC shall maintain its right to repayment if the termination of Management Agreement is caused by a change in control of Griffin Capital, LLC). This Expense Limitation Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Yours Very Truly,

Griffin Capital Credit Advisor, LLC

By:
Name:	Kevin Shields
Title:	Chief Executive Officer
Date:	[ ], 2017

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

GRIFFIN INSTITUTIONAL ACCESS CREDIT FUND

By:
Name:	Randy Anderson
Title:	Chairman
Date:	[ ], 2017